Exhibit 4.1

Execution Version

CARPENTER TECHNOLOGY CORPORATION

5.625% SENIOR NOTES DUE 2034

INDENTURE

DATED AS OF NOVEMBER 20, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

TABLE OF CONTENTS

i

ii

iii

This Indenture, dated as of November 20, 2025, is by and between Carpenter Technology Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for (i) the issuance of $700,000,000 in aggregate principal amount of 5.625% Senior Notes due 2034 issued on the date hereof (the “Initial Notes”) and (ii) the issuance of Additional Notes (as defined herein) that may be issued from time to time on any date subsequent to the Issue Date;

WHEREAS, all things necessary have been done by the Company to make this Indenture, when executed and delivered by the Company, a valid, binding and legal instrument;

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of Company.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Other Provisions of General Application

Section 1.01.     Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article 2 and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any Registrar, Paying Agent, transfer agent or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as calculated by the Company, the greater of: (1) 1% of the then outstanding principal amount of such Note; and (2) the excess, if any, of

(a)            the present value at such redemption date of (i) the redemption price of such Note at March 1, 2029 (such redemption price being set forth in the table appearing in Section 3.07(c)), plus (ii) all required interest payments due on such Note through March 1, 2029 (excluding accrued but unpaid interest to (but not including) the redemption date), in each case of clauses (i) and (ii), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b)            the then outstanding principal amount of such Note.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate.

“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.02(d) and Section 7.11 hereof for the purpose of authenticating the Notes.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and other liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, return items, any direct debit scheme or arrangement, interstate depository network services, overdraft facilities, foreign exchange facilities, currency management services, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and other liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate or commercial credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Change of Control” means any one of the following:

(1)            the consummation of the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2)            the consummation of any transaction (including any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)            the consummation by the Company of a consolidation with, or merger with or into, any Person, or the consummation by any Person of a consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)            the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Order” means a written order signed in the name of the Company by one Officer of the Company.

“Consolidated EBITDA” means for any period the sum of (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) provisions for Federal, state, local and foreign income, value added and similar taxes, and (iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expense (but excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period); provided that, notwithstanding the foregoing, all (A) actuarially determined non-cash retiree medical expenses equivalent to any amount that is funded under the Voluntary Employee Beneficiary Association Trust established by the Company pursuant to Section 501(c)(9) of the Code and (B) actuarially determined non-cash income or expense related to a pension plan to the extent included in the income statement of the Company and its Consolidated Subsidiaries, shall be excluded from Consolidated Net Income under clause (b)(iii) above.

“Consolidated Interest Expense” means, for any period, the total interest expense, including the interest component of all payments under capital or finance lease obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances that are typically treated as interest expense in accordance with GAAP, of the Company and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP and as determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income non-operating, non-recurring gains and losses and extraordinary gains and losses of the Company and its Consolidated Subsidiaries; provided, further, that the net income of any Consolidated Subsidiary shall be excluded from Consolidated Net Income to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary from such income is not at the time permitted by the terms of its charter or by-laws or any judgment, decree, order, law, statute, rule, regulation, agreement, indenture or other instrument which is binding on such Consolidated Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary of the Company the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the offices of the Trustee at which at any time this Indenture is being administered, which office as of the date hereof is located at U.S. Bank Trust Company, National Association, 333 Thornall St., Edison, New Jersey 08837 Attention: Adina M. Casper or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend (as defined in Appendix A) if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend (as defined in Appendix A).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control; provided that the relevant change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the change of control provisions applicable to the Notes (including, if applicable, the purchase of any Notes tendered pursuant thereto)),

(2)            is convertible or exchangeable for Debt or Disqualified Stock, or

(3)            is redeemable at the option of the holder thereof, in whole or in part, in each case, prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the notes are no longer outstanding.

“Dollars” or “$” means the lawful money of the United States of America.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means any public or private sale on or after the Issue Date of the Company’s Capital Stock (other than Disqualified Stock), other than:

(1)            public offerings of Capital Stock registered on Form S-4 or Form S-8 or successor form thereto; and

(2)            issuances to any of the Company’s Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of April 14, 2023, as amended, restated, amended and restated or supplemented, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, the other lenders party thereto and the other agents and arrangers party thereto.

“Fitch” means Fitch Ratings, Inc. and any of its successors that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States, any state thereof and the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in the recitals of this Indenture.

“interest” with respect to the Notes means interest with respect thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means November 20, 2025.

“Limited Condition Transaction” means any acquisition, investment or other transaction with respect to which compliance under this Indenture depends on the calculation of a financial ratio or covenant and that is not subject to or conditioned on obtaining financing or compliance with this Indenture.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and any of its successors that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Note Documents” means the Notes (including Additional Notes, if any) and this Indenture.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Offering Memorandum” means the Company’s offering memorandum, dated November 10, 2025, relating to the offer and sale of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Liens” means:

(1)            Liens in favor of the Company or a Subsidiary;

(2)            Liens existing on assets or property at the time of its acquisition (including by merger or consolidation) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Issue Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof);

(3)            Liens securing Debt represented by, or incurred or issued with respect to, finance lease obligations (other than in respect of Attributable Debt incurred in reliance on the first sentence of Section 4.07), mortgage financings or purchase money obligations incurred for the purpose of financing (or refinancing amounts expended by the Company or a Subsidiary within 365 days prior thereto for) all or any part of the purchase price or cost of construction, development or improvement of assets used in the business of the Company or its Subsidiaries; provided that such Liens extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof and improvements, accessions and appurtenances thereto;

(4)            Liens incurred in connection with a Qualified Receivables Transaction;

(5)            Liens securing bank product obligations, including overdraft lines of credit, corporate cards and purchasing cards;

(6)            Liens securing Debt and related obligations of any Foreign Subsidiary on any assets of any Foreign Subsidiary;

(7)            Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clause (2), (3), (7) (8). (9), (10)(y) or (11)(y) of this definition of Permitted Liens (each such clause (2), (3), (7), (8), (9), (10)(y) or (11)(y), an “Applicable Clause”); provided that (a) in the case of clauses (2) or (3) such new Lien shall be limited to all or part of the same property or assets (plus improvements, accessions and appurtenances thereto and proceeds and products thereof) that secured the original Lien, and (b) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Debt secured in reliance on the Applicable Clause which is being so modified, refinanced, refunded, extended, renewed or replaced and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(8)            Liens existing on the Issue Date (other than Liens securing the Existing Credit Facility);

(9)            Liens securing obligations in respect of the Notes;

(10)          Liens on assets securing obligations in an aggregate amount, together with all other Liens on assets securing obligations pursuant to this clause (10), not to exceed the greater of (x) $370.0 million and (y) 50% of Consolidated EBITDA for the most recent four fiscal quarter period for which internal financial statements of the Company are available at any time outstanding (in each case, determined as of the date of such incurrence);

(11)          Liens securing other Debt; provided that, with respect to Liens securing any such Debt and related obligations, at the time of incurrence and after giving pro forma effect thereto and the application of the net proceeds therefrom, the aggregate amount of all such Debt secured by Liens pursuant to this clause (11) plus all Attributable Debt of the Company and its Subsidiaries in respect of sale and leaseback transactions entered into in reliance on the first sentence of Section 4.07 would not exceed the greater of (x) $700.0 million and (y) the amount that would result in the Secured Leverage Ratio equaling 3.00 to 1.00;

(12)          Liens securing Debt that is intercompany indebtedness; and

(13)          Liens securing Debt with respect to Cash Management Obligations.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for Standard Receivables Undertakings) to the Company and its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any Subsidiary sells Receivables Assets to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell Receivables Assets to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Rating Agency” means (a) each of Moody’s, S&P and Fitch and (b) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency.

“Ratings Event” means the notes are rated below Investment Grade by two of the Rating Agencies on, or within 60 days after the earlier of, (a) the occurrence of a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by the Company to effect a specific transaction that, if consummated, would constitute a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Receivables Assets” means any accounts receivable and any assets related thereto, including all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Debt of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of  “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Responsible Officer of the Trustee” means any vice president, any assistant treasurer, any assistant secretary, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers, and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any of its successors that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Leverage Ratio” means, on any date, the ratio of  (a) consolidated total Debt of the Company and its Consolidated Subsidiaries that is secured by a Lien on any assets or property of the Company or a Subsidiary outstanding on such date, net of up to $200.0 million of cash and Cash Equivalents of the Company and its Subsidiaries as of such date, to (b) Consolidated EBITDA of the Company for the most recent four fiscal quarter period for which internal financial statements of the Company are available on such date, determined on a pro forma basis for any Debt incurred, repaid or otherwise retired on such date and, if applicable, the use or proceeds therefrom.

For purposes of making the computation referred to above, any Specified Transaction that has been made by the Company or any of its Subsidiaries during the relevant four quarter period or subsequent to such four quarter period and on or prior to or simultaneously with the calculation of the Secured Leverage Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA) had occurred on the first day of the applicable four quarter period. If since the beginning of the relevant four quarter period any Person that subsequently became a Subsidiary or was merged or consolidated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a financial Officer of the Company and may include, for the avoidance of doubt but without duplication of amounts included pursuant to the definition of Consolidated EBITDA, the amount of  “run-rate” cost savings, synergies and operating expense reductions and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period); provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company. For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken, net of the amount of actual benefits realized during such period from such action during the relevant period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Transaction” means (a) any designation of operations or assets of the Company or a Subsidiary as discontinued operations (as defined under GAAP), (b) any investment that results in a Person becoming a Subsidiary, (c) any acquisition of a business unit, line of business or division by the Company or any Subsidiary or (d) any asset sale that results in a Subsidiary ceasing to be a Subsidiary of the Company or any asset sale of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more Subsidiaries of the parent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date (or, if the applicable redemption is in connection with a satisfaction and discharge of this Indenture with respect to the notes pursuant to Section 8.01, prior to the date notice of such redemption is delivered to the Trustee) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to March 1, 2029; provided, however, that if the period from the redemption date to March 1, 2029 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in the preamble hereto until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each person who is then a Trustee hereunder, and if at any time there is more than one such person, the “Trustee” shall mean each such person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“United States” or “U.S.” means the United States of America.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

“Wholly Owned Domestic Subsidiary” of any Person means a direct or indirect Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Domestic Subsidiaries of such Person.

Section 1.02.     Other Definitions.

Term	Defined in Section

“Applicable Premium Deficit”	8.03
“Authentication Order”	2.02(c)
“Change of Control Offer”	4.08
“Change of Control Payment”	4.08
“covenant defeasance”	8.04
“Debt”	4.07(a)
“Designated Commitment”	4.07(c)
“Directing Holder”	6.01
“Event of Default”	6.01
“Increased Amount”	4.07(d)
“Initial Default”	6.01
“legal defeasance”	8.03
“Lien”	4.07(a)
“Noteholder Direction”	6.01
“Notice”	1.03(l)
“Note Register”	2.03
“payment default”	6.01(d)(i)
“Position Representation”	6.01
“Registrar”	2.03
“Successor Company”	5.01
“Verification Covenant”	6.01

Section 1.03.     Rules of Construction. Unless the context otherwise requires:

(a)            a term defined in Sections 1.01 or 1.02 has the meaning assigned to it therein;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            words in the singular include the plural, and words in the plural include the singular;

(e)            provisions apply to successive events and transactions;

(f)            unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause” or “Exhibit” refers to an Appendix, Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(g)            the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(h)            “including” or “include” means including or include without limitation;

(i)             references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)             unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(k)            unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral;

(l)             unless otherwise provided in this Indenture or in the Notes, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Notes or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. The Trustee shall have the right to accept and act upon any notice, instruction or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice; and

(m)           certain terms used primarily in Appendix A are defined in that Appendix.

Section 1.04.     Financial Calculations for Limited Condition Transactions and Otherwise. When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction, the date of determination of such basket or ratio and of any default or Event of Default may, at the option of the Company, be the date the definitive agreements for such Limited Condition Transaction are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Secured Leverage Ratio” after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and related transactions are permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Debt and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction, unless and until such Limited Condition Transaction has been abandoned or such definitive agreement has expired or been terminated prior to consummation thereof.

Section 1.05.     Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved (i) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (ii) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Company may, at its option, by or pursuant to a board resolution of the Company’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Company shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no request, demand, authorization, direction, notice, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)            With respect to any Global Note, the Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Company.

Article 2
The Notes

Section 2.01.     Form and Dating, Terms. (a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture). The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)            The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d)            The Notes shall be subject to repurchase by the Company pursuant to a Change of Control Offer as provided in Section 4.08, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

(e)            An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes or securities law purposes or if the Company otherwise determines that any Additional Notes should be differentiated from any other Notes, such Additional Notes shall have separate CUSIP and ISIN numbers from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture. Any Additional Notes shall be issued either pursuant to an Officers’ Certificate of the Company or pursuant to an indenture supplemental to this Indenture.

Section 2.02.     Execution and Authentication. (a) At least one Officer of the Company shall execute the Notes on behalf of the Company by manual, facsimile or other electronic signature. If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)            A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)            On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d)            The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate Notes in accordance Section 7.11 hereof. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e)            The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Company (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $700,000,000, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of an Authentication Order, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Company.

Section 2.03.     Registrar; Paying Agent. (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company may act as Paying Agent or Registrar.

(b)            The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04.     Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Trustee and the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company specified in Section 6.01(g) or Section 6.01(h), the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.     Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. Every Holder, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

Section 2.06.     Transfers and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)            No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.07), but the Holders shall be required to pay any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.08 and 9.05).

(d)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)            Neither the Company nor the Registrar shall be required (i) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption in accordance with Section 3.02 and ending at the close of business on the day of selection, (ii) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (iii) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

(f)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)            Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)            At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes that the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)             All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j)             Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

Section 2.07.     Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08.     Outstanding Notes. (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding to the extent specified in Section 3.07(b).

(b)            If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York Uniform Commercial Code.

(c)            If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)            If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.     Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Company acquires Notes, the Company may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10.     Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.     Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder that the Company has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Company shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Company or any of its Subsidiaries acquires any of the Notes, the Company and its Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Company may not issue new Notes or replace Notes that it has paid or that have been delivered to Trustee for cancellation. The Trustee shall, at the Company’s written request, provide certification of the disposal of cancelled Notes.

Section 2.12.     Interest and Defaulted Interest. (a) Interest, if any, on the Notes that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note is registered at the close of business on the regular record date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 4.02; provided, however, that each installment of interest, if any, on the Notes may at the Company’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.14 or to the address of such Person as it appears on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to interest payable on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(b)            If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Company (or, upon the request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(c)            Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, that were carried by such other Note.

Section 2.13.     CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Change of Control Offers as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Change of Control Offers and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14.     Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.12) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

None of the Company, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests, or (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Article 3
Redemption and Prepayment

Section 3.01.     Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.02.     Selection of Notes to Be Redeemed. (a) In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select on a pro rata basis or by lot in minimum denominations of  $2,000 and in integral multiples of  $1,000 in excess thereof; provided that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of Notes less than the minimum denomination.

(b)            If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. Subject to the terms and procedures set forth in Section 2.01(c), a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

Section 3.03.     Notice of Optional Redemption. Notices of redemption will be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture and the purchase or redemption date may be extended to more than 60 days after the delivery or mailing of such notice in connection with a conditional notice of redemption. In connection with any redemption of the Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including consummation of any related Equity Offering or consummation of a Change of Control Repurchase Event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, as solely determined by the Company (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, such notice of redemption may be extended if such conditions precedent have not been met by providing notice to the Holders of the Notes. The Company will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and, at the request of the Company, the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.

The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs,” if applicable) and shall state:

(a)            the redemption date;

(b)            the redemption price (or the method by which it is to be determined);

(c)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interest in a Global Note will be made, as appropriate);

(d)            the name and address of the Paying Agent;

(e)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g)            the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)            any conditions precedent to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption, which shall be prepared by the Company in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 10 days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice and the form of such notice. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.07 need not set forth the Applicable Premium but only the manner of calculation thereof.

Section 3.04.     Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.

Section 3.05.     Deposit of Redemption Price. On or before 12:00 noon (New York City time) on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed

Section 3.06.     Optional Redemption. (a) At any time prior to March 1, 2029, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice pursuant to Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

(b)            At any time and from time to time prior to March 1, 2029, upon notice pursuant to Section 3.03, the Company may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with an amount not to exceed the net cash proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 105.625%, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date); provided, however, that:

(i)            at least 60% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption (unless all such Notes are redeemed substantially concurrently); and

(ii)           such redemption shall occur within 120 days after the date on which such Equity Offering is consummated.

(c)            On and after March 1, 2029, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice pursuant to Section 3.03, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Year	Percentage
2029	102.813%
2030	101.406%
2031 and thereafter	100.000%

(d)            If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described in Section 4.08, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice pursuant to Section 3.03, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e)            If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but not including, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Section 3.07.     Mandatory Redemption or Sinking Fund. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.08.     Other Purchases or Redemptions. The Company may acquire the Notes by means other than a redemption pursuant to this Article 3, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Article 4
Covenants

Section 4.01.     Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Company or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02.     Maintenance of Office or Agency. (a) The Company shall maintain an office or agency where, subject to such reasonable regulations as the Company or the Trustee may prescribe, Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.

(b)            The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (other than service of legal process) may be made or served at the Corporate Trust Office of the Trustee; provided, however, the Trustee shall not be deemed an agent of the Company for service of process.

(c)            The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(d)            The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03.     SEC Reports. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the Notes within fifteen (15) days after filing the same with the SEC, or in the event no such filing is required, within fifteen (15) days after the end of the applicable time periods specified in the SEC’s rules and regulations (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC):

(i)            all financial statements that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(ii)           all financial statements that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP;

(iii)          all current reports containing financial statements that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form; provided that the foregoing shall not obligate the Company to make available any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information; and

(iv)         any other information, documents and other reports necessary to comprise “current public information” for purposes of Rule 144 under the Securities Act. In addition, to the extent not satisfied by the foregoing, the Company shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act;

provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Company’s website within the applicable time period, it being agreed that the Trustee shall have no obligation to determine whether such reports have been made available.

(b)            To the extent such information is not available on the SEC’s EDGAR system, the Company will make the above information and reports available to securities analysts and prospective investors upon request by posting it on the Company’s website.

(c)            The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate). The Trustee shall have no liability whatsoever to determine whether any financial information has been filed or posted on the SEC’s EDGAR system (or any successor electronic delivery procedure) or have any duty to monitor or determine whether the Company has delivered the reports described under this Section 4.03 or otherwise complied with its obligation under this Section 4.03.

Section 4.04.     Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any default by the Company and whether such signers have knowledge of any default during such fiscal year. If they do, the Officers’ Certificate shall describe the default, its status and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after any Officer becomes aware of any default or Event of Default, an Officers’ Certificate specifying such default or Event of Default and what action the Company is taking or proposes to take with respect thereto; provided that no notice is required if the event that would constitute a default has been cured or waived before the date the Company is required to deliver notice.

Section 4.05.     Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06.     Restrictions on Secured Debt. (a) If the Company or any Subsidiary shall incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Lien”) on any assets or property of the Company or any Subsidiary (other than Permitted Liens), the Company will provide or cause such Subsidiary to provide that the Notes (together with, if the Company shall so determine, any other Debt of the Company or its Subsidiaries then existing or thereafter created which is not subordinated to the Notes) be secured equally and ratably with (or, at the Company’s option, prior to) such secured Debt for so long as such other Debt is so secured by such Lien.

(b)            For purposes of determining compliance with this covenant, (i) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant.

(c)            In addition, for purposes of determining compliance with this covenant, the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Debt (and any refinancing with respect thereto) (any such commitment, a “Designated Commitment”) as being incurred at such time and being secured by a Lien at such time, in which case (a) any subsequent incurrence of Debt under such commitment or refinancing or incurrence of Liens to secure such Debt, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time and (b) without duplication, Debt in an amount equal to the amount of such commitment shall be deemed to be outstanding (whether or not such commitment is funded) until such commitment is terminated.

(d)            With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock of the Company, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

Section 4.07.     Restrictions on Sales and Leasebacks. Neither the Company nor any of its Subsidiaries will enter into any sale and leaseback transaction involving any of their respective assets or properties, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions would be permitted to be secured by Permitted Liens assuming such Attributable Debt was “Debt” for all purposes (including the definition of “Secured Leverage Ratio”) of Section 4.06 hereof. The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the property is made prior to, at the time of or within 180 days after its acquisition or completion of construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between the Company and a Subsidiary or between any Subsidiaries, (v) the Company or such Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to such arrangement or the fair market value of the property so leased at the time of entering into such arrangement to (a) the retirement of the Notes or Funded Debt of the Company ranking on a parity to the Notes or Funded Debt of a Subsidiary or (b) the purchase of other property having a fair market value, in the opinion of the Board of Directors of the Company, at least equal to the fair market value of the property so leased. The amount to be applied to the retirement of such Funded Debt of the Company or a Subsidiary shall be reduced by (x) the principal amount of any Notes (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision

Section 4.08.     Offer to Repurchase Upon Change of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.07, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (in a minimum denomination of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on such Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, the Company shall deliver or cause to be delivered electronically in accordance with the applicable procedures of DTC or by mail a notice to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, other than as required by law. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.08, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08.

(c)            The Company shall not be required to comply with the obligations of this Section 4.08 if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer (it being understood that such third party may make an offer that is conditioned on and prior to the occurrence of a Change of Control). The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if notice of redemption has been given pursuant to Section 3.07 unless there is a default in the payment of the applicable redemption price.

(d)            On or before the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(i)            accept for payment all of the Notes or portions of the Notes properly tendered pursuant to the Company’s offer;

(ii)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all of the Notes or portions of the Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company

Section 4.09.     Corporate Existence. Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or other legal entity, as applicable, and the Company shall provide written notice to the Trustee of any change in name or formation of the Company.

Article 5
Successors

Section 5.01.     Merger, Consolidation, or Sale of Assets. (a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, if the Company is not the resulting, surviving or transferee Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia, and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and this Indenture pursuant to supplemental indentures or other documents and instruments;

(ii)           immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company), no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)          the Company (in the event that the Company is not the resulting, surviving or transferee Person) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact, including as to satisfaction of clause (ii) above.

(b)            The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of (x) a lease or (y) a sale of less than all of its assets).

(c)            Notwithstanding any other provision of this Section 5.01, (i) the Company may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (ii) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (iii) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary of the Company.

Section 5.02.     Successor Company Substituted. Upon any consolidation or merger or any conveyance, transfer or lease of substantially all of the properties or assets of the Company in accordance with Section 5.01, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of (x) a lease or (y) a sale of less than all of its assets).

Article 6
Defaults And Remedies

Section 6.01.     Events of Default. Each of the following is an “Event of Default” under this Indenture:

(a)            default in any payment of interest on any Note when due and payable, continued for 30 days;

(b)           default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)            failure by the Company to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture;

(d)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary)) other than Debt owed to the Company or a Subsidiary whether such Debt or guarantee now exists, or is created after the date hereof, which default:

(i)            is caused by a failure to pay principal of such Debt, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(ii)           results in the acceleration of such Debt prior to its stated final maturity;

and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $50.0 million or more at any one time outstanding;

(e)            failure by the Company or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f)            the Company or a Significant Subsidiary (or group of Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case or proceeding;

(ii)           consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)          consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv)         makes a general assignment for the benefit of its creditors;

(v)          consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi)         takes any comparable action under any foreign laws relating to insolvency; or

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any Significant Subsidiary of the Company (or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary) in an involuntary case;

(ii)           appoints a custodian of the Company or any Significant Subsidiary of the Company (or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company (or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary);

(iii)         orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company (or group of Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary); or

(iv)         or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a default under clause (c), (d) or (e) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the default and, with respect to clauses (c) and (e), the Company does not cure such default within the time specified in clause (c) or (e) of this Section 6.01 after receipt of such notice; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of default. Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes of the applicable series are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes of the applicable series in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes of the applicable series, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such default shall be automatically stayed and the cure period with respect to such default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such default shall be automatically stayed and the cure period with respect to any default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity offered or provided to the Trustee), with the effect that such default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, or to monitor any court proceedings undertaken in connection with any Position Representation. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in accordance with a Noteholder Direction.

In the event of a declaration of acceleration of the Notes because an Event of Default under Section 6.01(d) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If a default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, (i) such default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.02.      Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default referred to in Section 6.01(g) or (h)), then the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) occurs and is continuing with respect to the Notes, the principal of all outstanding Notes shall ipso facto become and be immediately due and payable without further action or notice on the part of the Trustee or any Holder of the Notes.

At any time after the principal amount of all outstanding Notes shall have been so declared or otherwise become due and payable, and before a judgment or decree for payment of the money due shall have been obtained by the Trustee as hereinafter in this Article 6 provided, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul that declaration or acceleration and its consequences if all Events of Default with respect to the Notes, other than the non-payment of the principal and interest, if any, of the Notes that have become due solely by such acceleration, have been cured or have been waived as provided in Section 6.13.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03.      Collection of Indebtedness and Suits for Enforcement by Trustee. The Company covenants that if:

(a)            default is made in the payment of any interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a Paying Agent prior to the expiration of such 30-day period); or

(b)            default is made in the payment of principal of the Notes when due and payable,

then, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be permitted by law, interest on any overdue principal and any overdue interest as described herein, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.04.      Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)            to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding; and

(b)            to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.05.      Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.06.      Application of Money Collected. Any money or property collected by the Trustee after the occurrence and continuation of an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee, the Agents and their agents and counsel under this Indenture; and

Second: To the payment of the amounts then due and unpaid for principal of and interest, if any, on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest; and

Third: To the Company or such other Person as a court of competent jurisdiction directs.

Section 6.07.      Limitation on Suits. No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver, trustee or similar official, or for any other remedy hereunder, unless

(a)            such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b)            the Holders of at least 30% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)            such Holder or Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)            the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)            no direction inconsistent with such written request has been given to the Trustee during such 60- day period by the Holders of a majority in principal amount of the Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

Section 6.08.      Unconditional Right of Holders to Receive Principal and Interest. Notwithstanding any other provision in this Indenture, the right of any Holder to receive payment of the principal of, and premium or interest, if any, on the Notes at the place, time, rates and in the currency expressed herein, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.09.      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and, in every such case, subject to any determination in such proceeding and to the extent permitted by applicable law, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10.      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, to the extent permitted by applicable law, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy and every right and remedy shall, to the extent permitted by applicable law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not, to the extent permitted by applicable law, prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.      Delay or Omission Not Waiver. To the extent permitted by applicable law, no delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein and every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.      Control by Holders. The Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that:

(a)            such direction shall not be in conflict with any rule of law or with this Indenture;

(b)            the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction;

(c)            the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability or would be unduly prejudicial to any Holder not participating in the direction (it being understood that the Trustee has no duty to determine whether any such direction is prejudicial to any other Holder); and

(d)            the Holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 6.13.      Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the outstanding Notes may (including by consents obtained in connection with a tender offer or exchange offer for the Notes), on behalf of the Holders of all the Notes, by written notice to the Trustee and the Company, waive any past default hereunder with respect to the Notes and its consequences, except a default in the payment of the principal of or interest, if any, on any Notes and any default, the modification of which requires the consent of the Holders of all of the outstanding Notes (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration of the Notes and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but, to the extent permitted by applicable law, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 6.14.      Undertaking for Costs. All parties to this Indenture agree, and each Holder by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.14 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on the Notes on or after the respective due dates expressed herein.

Article 7
Trustee

Section 7.01.      Duties of Trustee. (a) If an Event of Default has occurred and is continuing, and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the degree of care that a prudent person would use under the circumstances in the conduct of his or her own affairs.

(b)            Except during the continuance of an Event of Default that is actually known to a Responsible Officer of the Trustee:

(i)            the Trustee need perform only those duties that are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions that are provided to the Trustee and conform to the requirements of this Indenture; provided, however, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(ii)            The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Responsible Officer of the Trustee was negligent in ascertaining the pertinent facts.

(iii)            The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to Notes in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d)            Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e)            Subject to the provisions of Section 8.05 hereof, all moneys or property received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by law. The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree to in writing with the Company.

(f)            No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(g)            The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against the losses, costs, expenses and liabilities that might be incurred by it in performing such duty or exercising such right or power.

Section 7.02.      Rights of Trustee. (a) The Trustee may rely on and shall be protected in acting or refraining from acting upon any document (whether in original, facsimile or electronic form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or both.

(c)            The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary. The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute gross negligence or willful misconduct.

(d)            The Trustee may, at the expense of the Company, consult with counsel reasonably selected by it and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without gross negligence or willful misconduct, and in reliance thereon.

(e)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(g)            The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and indicates it is a “notice of default.”

(h)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent, and each agent, custodian and other person employed to act hereunder.

(i)            The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j)            Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders and upon any Note executed and delivered in exchange therefor or in place thereof.

(k)            The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(l)            The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(m)            Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or the Notes shall not be construed as a duty.

(n)            Nothing herein shall be deemed to require the Trustee to submit to the jurisdiction or venue of a non-U.S. court.

(o)            The Trustee is not responsible for monitoring the performance by any third party of their duties or for their failure to perform.

(p)            Nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify any report, certificate or information received from the Company or any other person (unless and except to the extent otherwise expressly set forth herein), or to monitor, verify or independently determine compliance by the Company with the terms hereof.

(q)            Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

(r)            Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order or an Officers’ Certificate.

(s)            The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(t)            Permissive rights of the Trustee under this Indenture shall not be construed as duties.

Section 7.03.      Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of the Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Section 7.10.

Section 7.04.      Trustee’s Disclaimer. The Trustee shall not be (a) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (b) accountable for the Company’s use of the proceeds from the Notes, or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (c) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (d) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than its certificate of authentication.

Section 7.05.      Notice of Defaults. If a default or Event of Default occurs and is continuing with respect to the Notes and if a Responsible Officer of the Trustee is deemed to have knowledge of such default or Event of Default in accordance with Section 7.02(g), the Trustee shall send to Holders a notice of a default or Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Trustee is deemed to have actual knowledge of such default or Event of Default, in each case unless such default or Event of Default shall have been cured or waived. Except in the case of a default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Responsible Officers of the Trustee in good faith determines the withholding of such notice is in the interests of the Holders.

Section 7.06.      Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services as the Company and the Trustee shall from time to time agree upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by the Trustee in the performance of its duties under this Indenture, as Trustee or Agent. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify each of the Trustee, in any capacity under this Indenture and any other document or transaction entered into in connection herewith, each Agent and each of its respective agents and any authenticating agent for, and to hold each of them harmless against, any and all losses, liabilities, damages, costs, claims or expenses (including the fees and expenses of counsel) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its rights, powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal or the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Anything in this Indenture to the contrary notwithstanding (including the first two paragraphs of this Section 7.06), the Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section 7.06 shall survive the termination of this Indenture and the resignation or removal of the Trustee, and shall extend to any co-trustee or separate trustee.

Section 7.07.      Right of Trustee to Rely on Officers’ Certificate and an Opinion of Counsel. Subject to Section 7.01 and Section 7.02, whenever in the administration of the trusts of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, be deemed to be conclusively proved and established by an Officers’ Certificate and Opinion of Counsel delivered to the Trustee, and such certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08.      Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign by giving written notice of resignation to the Company at least 30 days (or such shorter time as the Trustee deems necessary, provided a successor Trustee is in place) prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing. The Company may remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.10;

(b)            the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)            a Custodian or public officer takes charge of the Trustee or its property; or

(d)            the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 90 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the Company’s expense.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the Lien provided for in Section 7.06, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes. A successor Trustee shall give a notice of its succession to each Holder of the Notes. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09.      Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another person, such other person without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee and deliver the Notes so authenticated; and, in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate the Notes either in the name of any predecessor hereunder or in the name of the successor Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Notes or in this Indenture, provided, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of the predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.10.      Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

Section 7.11.      Appointment of Authenticating Agent. (a) At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes that shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.02. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Company. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b)            Each Authenticating Agent shall be reasonably acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $25.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.11, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.11, it shall resign immediately in the manner and with the effect specified in this Section 7.11.

(c)            Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section 7.11, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d)            An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.11, the Trustee may appoint a successor Authenticating Agent that shall be acceptable to the Company and shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.02. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 7.11.

(e)            The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 7.11.

Article 8
Defeasance; Discharge of This Indenture

Section 8.01.      Satisfaction and Discharge of Indenture. This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes when:

(a)            either (1) all the Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Notes which have been replaced or paid and Notes for whose payment money or U.S. Government Obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their maturity date within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the maturity date or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b)            the Company has paid or caused to be paid all other sums payable hereunder by the Company as to all outstanding Notes; and

(c)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06, the provisions of this Section 8.01 and, if money shall have been deposited with the Trustee pursuant to clause (a) of this Section 8.01, the provisions of Sections 2.03, 2.06, 2.07, 8.02 and 8.05 and, if the Notes have been or are to be called for redemption, Article 3 shall survive.

Section 8.02.      Application of Trust Funds; Indemnification. (a) Subject to the provisions of Sections 8.02(c) and 8.05, all money deposited with the Trustee pursuant to Section 8.01, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 8.03 or Section 8.04 and all money received by the Trustee in respect of U.S. Government Obligations deposited with the Trustee pursuant to Section 8.03 or Section 8.04 with respect to the Notes, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the principal and interest for whose payment such money and/or U.S. Government Obligations have been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Section 8.03 or Section 8.04 with respect to the Notes.

(b)            The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations deposited pursuant to Sections 8.03 or 8.04 or the principal and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the outstanding the Notes.

(c)            The Trustee shall deliver or pay to the Company from time to time upon Company Order any U.S. Government Obligations or money held by it as provided in Sections 8.03 or 8.04 that are then in excess of the amount thereof that then would have been required to be deposited for the purpose for which such U.S. Government Obligations or money were deposited or received. This provision shall not authorize the sale by the Trustee of any U.S. Government Obligations held under Section 8.03 or Section 8.04 of this Indenture.

Section 8.03.      Legal Defeasance of the Notes. The Company at any time may terminate all obligations of the Company under the Note Documents (“legal defeasance”) and cure all then existing defaults and Events of Default (and the Trustee, at the expense of the Company, shall, at Company Order, execute instruments acknowledging the same), except as to:

(a)            the rights of Holders to receive, solely from the trust funds described in this Section 8.03, (i) payment of the principal of and each installment, if any, of principal of and interest on the outstanding the Notes on the Stated Maturity of such principal or installment of principal or interest and (ii) the benefit of any mandatory sinking fund payments applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of this Indenture and the Notes;

(b)            the provisions of Sections 2.03, 2.06, 2.07, 8.02, 8.03 and 8.05 and, if the Notes have been or are to be called for redemption, Article 3; and

(c)            the rights, powers, trust, indemnities and immunities of the Trustee hereunder and the obligations of the Company in connection therewith;

provided that, the following conditions shall have been satisfied:

(i)            the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.02(c) and Section 8.05) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, which, in the case of (B) or (C), sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of and any premium and interest on the Notes on the Stated Maturity, in accordance with the terms of this Indenture and the Notes;

(ii)            upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(iii)            such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money to which the Company is a party or by which it is bound;

(iv)            no default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;

(v)            the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(vi)            if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of and interest on, if any, in respect of any or all of the outstanding the Notes provided the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, the Company shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Company; and

(vii)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), to the effect that all conditions precedent provided for relating to the legal defeasance contemplated by this Section 8.03 have been complied with.

The Company may effect legal defeasance with respect to the Notes notwithstanding that the Company may have previously effected covenant defeasance with respect to the Notes. For the avoidance of doubt and without limitation to any of the other provisions set forth in this Article 8, if the Company effects legal defeasance with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.04.      Covenant Defeasance. The Company shall be released from its obligations under, and may omit to comply with, any term, provision or condition set forth in Sections 4.07, 4.09, 4.10 and 5.01 with respect to the Notes as well as any additional covenants specified in a supplemental indenture or an Officers’ Certificate delivered pursuant to Section 2.02 with respect to the Notes (and the failure to comply with any such covenants shall not constitute a default or Event of Default with respect to any the Notes, whether such default or Event of Default is specified in this Indenture or in any supplemental indenture or any Officers’ Certificate delivered pursuant to Section 2.02 in respect of the Notes (“covenant defeasance”)), provided that the following conditions shall have been satisfied:

(a)            the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.02(c) and Section 8.05) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, which, in the case of (B) or (C), sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of and any premium and interest on the Notes on the Stated Maturity, in accordance with the terms of this Indenture and the Notes;

(b)            upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)            such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money to which the Company is a party or by which it is bound;

(d)            no default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit;

(e)            the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(f)            if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of and interest on, if any, in respect of any or all of the outstanding Notes; provided the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, the Company shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Company; and

(g)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each to the effect that all conditions precedent provided for relating to the covenant defeasance contemplated by this Section 8.04 have been complied with.

Section 8.05.      Repayment to Company. Subject to applicable law, the Trustee and the Paying Agent shall pay to the Company upon request any money, U.S. Government Obligations held by them in trust for the payment of principal, interest, premium, if any, or any sinking fund payment on the Notes and not applied that remains unclaimed for two years after the respective dates such principal, interest or premium, if any, or sinking fund payment on the Notes, as the case may be, shall have become due and payable. After that, Holders entitled to the payment thereof must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person, and the Trustee shall have no further liability with respect to such money.

Section 8.06.      Reinstatement. If the Trustee or the Paying Agent is unable to apply any money deposited with respect to the Notes in accordance with Sections 8.01, 8.03 or 8.04 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture with respect to the Notes and under the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, Section 8.03 and/or Section 8.04, as applicable, until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.01, Section 8.03 and/or Section 8.04, as applicable; provided, however, that if the Company has made any payment of principal of or interest or premium on or any sinking fund payments with respect to the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
Amendment, Supplement and Waiver

Section 9.01.      Without Consent of Holders of the Notes. The Company and the Trustee may enter into a supplemental indenture in order to amend or supplement this Indenture or the Notes or any Note Document without notice to or the consent of any Holder to:

(a)            cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes;

(b)            provide for the assumption by a Successor Company of the obligations of the Company under any Note Document or to comply with Section 5.01 hereof;

(c)            provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(d)            add or modify the covenants for the benefit of the Holders or surrender any right or power conferred upon the Company or any Subsidiary;

(e)            make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(f)            comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(g)            make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)            add guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(i)            evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(j)            secure the Notes or to add collateral thereto;

(k)            add an obligor or a guarantor under this Indenture;

(l)            make any amendment to the provisions of this Indenture relating to the transfer and legending or delegending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(m)            comply with the rules and procedures of any applicable securities depositary, including with respect to delegending Notes pursuant to clause (l) above; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; and

(n)            conform any provision to the section of the Offering Memorandum under the caption “Description of the Notes.”

Section 9.02.      With Consent of Holders of Notes. Subject to Section 9.03 and Section 9.04, the Company and the Trustee may enter into a supplemental indenture for the purpose of supplementing or amending in any manner this Indenture or the Notes, with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided that no such consent of Holders shall be required in respect of any supplement or amendment permitted by Section 9.01 hereof. Without limitation to Section 6.13 and subject to Section 9.03, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may, on behalf of the Holders, waive compliance by the Company with covenants or other provisions of this Indenture and the Notes (including covenants and provisions that may be set forth in an Officers’ Certificate or supplemental indenture).

Upon the request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders affected thereby, a notice briefly describing the supplemental indenture or waiver. Any failure by the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

Section 9.03.      Limitations. Subject to Section 9.04 of this Indenture, an amendment, supplement or waiver pursuant to Section 9.02 of this Indenture (as modified by Section 8.03 hereof) affecting the Notes may not, without the consent of the affected Holders:

(a)            reduce the principal amount of such Notes whose Holders must consent to an amendment;

(b)            reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control);

(c)            reduce the principal of or extend the maturity of any such Note (other than provisions relating to Change of Control);

(d)            reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under Article 3 hereof (other than provisions relating to notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption);

(e)            make any such Note payable in currency other than that stated in such Note;

(f)            make any change in the contractual right expressly set forth in this Indenture or such Note of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(g)            waive a default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(h)            modify any provision of Section 6.13 or this Section 9.03.

Section 9.04.      Revocation and Effect of Consents. Until an amendment or supplement is set forth in a supplemental indenture or a waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of the Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of the Note if the Trustee receives the notice of revocation before the date of the supplemental indenture or the date the waiver becomes effective.

Any amendment, supplement or waiver once effective shall bind every Holder affected by such amendment, supplement or waiver unless it is of the type or relates to any matters described in any of clauses (a) through (h) of Section 9.03. In that case then, anything herein to the contrary notwithstanding, the amendment, supplement or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.05.      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.      Trustee to Sign Amendments, Etc. Subject to Section 9.07, the Trustee shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

Section 9.07.      Officers’ Certificate and Opinion of Counsel. In connection with any amendment, supplement or waiver, in signing or refusing to sign any such amendment, supplement or waiver, the Trustee shall be entitled to receive (and, subject to Section 7.01, shall be fully protected in relying upon) an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms.

Article 10
[Reserved]

Article 11
Miscellaneous

Section 11.01.      Concerning the Trust Indenture Act. The Trust Indenture Act of 1939, as amended, shall not be applicable to, and shall not govern, this Indenture or the Notes.

Section 11.02.      Notices. Any notice, request, direction, instruction or communication by the Company or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

if to the Company:

Carpenter Technology Corporation

1735 Market Street, 15th Floor

Philadelphia, Pennsylvania 19103

Attention: Corporate Secretary

if to the Trustee:

U.S. Bank Trust Company, National Association

Global Corporate Trust

333 Thornall Street

Edison, New Jersey 08837

Attention: Adina Casper

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; on the date of delivery, if telecopied or otherwise electronically delivered; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee shall be electronically delivered or mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to electronically deliver or mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company delivers a notice or communication to Holders, it shall electronically deliver or mail a copy to the Trustee at the same time.

In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail or electronically deliver notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be sufficient giving of such notice for every purpose hereunder.

Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 11.03.      Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Company shall furnish to the Trustee upon request:

(a)            an Officers’ Certificate (which shall include the statements set forth in Section 11.04) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)            an Opinion of Counsel (which shall include the statements set forth in Section 11.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officers’ Certificate or Opinion of Counsel need be furnished.

Section 11.04.      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 4.04 hereof) shall include substantially:

(a)            a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.05.      Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 11.06.      No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, partner, member or stockholder of the Company or any of its Subsidiaries or Affiliates, as such, will have any liability for any indebtedness, obligations or liabilities of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.07.      Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES. The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. In relation to any legal action or proceedings arising out of or in connection with this Indenture and the Notes, the Company and the Trustee hereby irrevocably submit to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture and the Notes. In addition, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue for such suit is improper, or that this Indenture or the Notes or the subject matter hereof or thereof may not be enforced in such courts. The Company agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.07 shall affect the right of the Trustee to serve legal process in any other manner permitted by law or affect the right of the Trustee to bring any action or proceeding against the Company or its property in the courts of any other jurisdictions.

Section 11.08.      No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.

Section 11.09.      Successors. All agreements of the Company in this Indenture and the Notes, as applicable, shall bind its successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

Section 11.10.      Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11.      Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes.

Section 11.12.      Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13.      Force Majeure. In no event shall the Trustee or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, epidemics, pandemics, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 11.14.      Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including any interest payment date, redemption date, Stated Maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment. Neither the Company, nor the Trustee (nor their respective agents) has any responsibility or liability for any act or omission of DTC.

Section 11.15.      Benefit of the Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 11.16.      U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee is required to obtain, verify and record information that identifies each person that establishes a relationship or opens an account with the Trustee. The Company agrees that it will provide the Trustee with such information as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act. For purposes of this Section 11.16, “U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001. The provisions of this Section 11.16 are for the sole and exclusive benefit of the Trustee and no failure by the Company to comply with, or any breach of, this Section 11.16 shall constitute an Event of Default or other default with respect to the Notes or under this Indenture, nor shall any person other than the Company and the Trustee have any rights under this Section 11.16.

Section 11.17.      Withholdings and Deductions. The Trustee and each Paying Agent will be entitled to make any withholding or deduction from payments to the extent necessary to comply with applicable law for which the Trustee and each Paying Agent shall not have any liability to the Company or any Holder or beneficial owner of the Notes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ Timothy Lain
	Name:	Timothy Lain
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to the Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Adina Casper
	Name:	Adina Casper
	Title:	Assistant Vice President

[Signature Page to the Indenture]

Appendix A

Provisions Relating to Initial Notes and
Additional Notes

Section 1.01	Definitions.

(a)           Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)            Other Definitions.

Term:	Defined in Section:
“Agent Member”	2.01(c)
“Definitive Notes Legend”	2.02(e)(i)
“ERISA Legend”	2.02(e)(i)
“Global Note”	2.01(b)
“Global Notes Legend”	2.02(e)(i)
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(a)(ii)(B)
“Restricted Notes Legend”	2.02(e)(i)
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(a)(ii)(A)

Section 2.01      Form and Dating.

(a)            The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided herein. The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold, initially, only to (A) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (B) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b)            Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.02(c) of this Appendix A.

2

(c)            Book-Entry Provisions. This Section 2.01(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.01(c) and Section 2.02 of the Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)            Definitive Notes. Except as provided in Section 2.02 or Section 2.03 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.02      Transfer and Exchange.

(a)            Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)            to register the transfer of such Definitive Notes; or

(ii)            to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

3

(1)            shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)            in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.02(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b)            Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i)            a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii)            written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c)            Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.02(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

4

(ii)            If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)            Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.03 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)            Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i)            Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(ii)            During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

5

(iii)            Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv)            Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v)            If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e)            Legends.

(i)            Except as permitted by Section 2.02(d) and this Section 2.02(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

6

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

7

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE, HOLD OR DISPOSE OF THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR OF A PLAN OR ENTITY THAT IS NOT SUBJECT TO ERISA OR SECTION 4975 OF THE CODE BUT MAY BE SUBJECT TO ANY PROVISION UNDER ANY OTHER FEDERAL, STATE, LOCAL OR NON-U.S. LAW OR REGULATION THAT IS SIMILAR TO SUCH PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (2) THE ACQUISITION, HOLDING, OR DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

(ii)            Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

8

(iii)            Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g)            Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)            No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.07 of the Indenture), but the Company may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.08, and 9.05 of the Indenture).

(iii)            Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)            All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(v)            In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

9

(h)            No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.03      Definitive Notes.

(a)            A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.01 of this Appendix A may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.02 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Company that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Company or Trustee.

10

(b)            Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.03 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.03 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.02(e) of this Appendix A, bear the Restricted Notes Legend.

(c)            The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)            In the event of the occurrence of any of the events specified in Section 2.03(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

11

Exhibit A

Form of Note

5.625% Senior Notes due 2034

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

[Face of Note]

No. _______	ISIN No. _____________

[Initially][1] $[_________]	CUSIP ____________[2]

Carpenter Technology Corporation

5.625% Senior Notes due 2034

Carpenter Technology Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Interests in the Global Note” attached hereto]3 [of $[_______]]4 on March 1, 2034.

Interest Payment Dates: March 1 and September 1 commencing on March 1, 2026.

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

Dated: ___________

[1]	Include if a global note.
[2]	Rule 144A Note CUSIP: 144285 AN3
Rule 144A Note ISIN: US144285AN39
Regulation S Note CUSIP: U1452P AA0
Regulation S Note ISIN: USU1452PAA04
[3]	Include if a global note.
[4]	Include if a physical note.

Exhibit A-1

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

CARPENTER TECHNOLOGY CORPORATION

By:
Name:
Title:

[Signature Page to Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Note]

[Back of Note]

5.625% Senior Notes due 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)            Interest. Carpenter Technology Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 5.625% per annum from November 20, 2025 until maturity. The Issuer shall pay interest semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be March 1, 2026. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)            Method of Payment. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12(b) of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose within the contiguous United States, or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(3)            Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.

Exhibit A-3

(4)            Indenture. The Issuer issued the Notes under an Indenture, dated as of November 20, 2025 (as amended or supplemented from time to time, the “Indenture”), between the Issuer and the Trustee. The terms of this Note include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer.

(5)            Optional Redemption.

(a)            Other than as set forth below, the Notes are not redeemable prior to maturity.

(b)            At any time prior to March 1, 2029, the Issuer may redeem the Notes in whole or in part, at its option, upon notice pursuant to Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time and from time to time prior to March 1, 2029, the Issuer may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with an amount not to exceed the net cash proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 105.625%, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date); provided, however, that:

(1)            at least 60% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption (unless all such Notes are redeemed substantially concurrently); and

(2)            such redemption shall occur within 120 days after the date on which such Equity Offering is consummated.

(c)            At any time and from time to time on or after March 1, 2029, the Issuer may redeem the Notes in whole or in part, upon notice pursuant to Section 3.03 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Year	Percentage
2029	102.813%
2030	101.406%
2031 and thereafter	100.000%

Exhibit A-4

(d)            If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described in Section 4.08 of the Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice pursuant to Section 3.03 of the Indenture, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e)            If the optional redemption date is on or after a record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest up to, but not including, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(f)            Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Indenture.

(6)            Repurchase at the Option of Holder.

(a)            In the event that the Issuer or a Subsidiary is required to commence an offer to all Holders to purchase Notes pursuant to Section 4.08 of the Indenture, it will comply with the terms set forth in the Indenture.

(b)            If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its right to redeem the Notes as described in Section 3.07 of the Indenture, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase, all or any part (in a minimum denomination of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on such Notes repurchase to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, the Company shall deliver or cause to be delivered electronically in accordance with the applicable procedures of DTC or by mail a notice to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered other than as required by law. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Exhibit A-5

(7)            Notice of Redemption. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture and the purchase or redemption date may be extended to more than 60 days after the mailing of such notice in connection with a conditional notice of redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(8)            Denominations, Transfer, Exchange. The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(9)            Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10)            Amendment, Supplement and Waiver. Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a default thereunder may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

(11)            Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Subsidiaries) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or group of Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Exhibit A-6

(12)            Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

(13)            No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer), shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(14)            Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16)            CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17)            Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Exhibit A-7

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Carpenter Technology Corporation

1735 Market Street, 15th Floor

Philadelphia, PA 19103

Attention: Corporate Secretary

Exhibit A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

Exhibit A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.08 (Change of Control Offer) of the Indenture, check the box below:

☐ Section 4.08

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.08 of the Indenture, state the amount you elect to have purchased:

$___________

Date: ______________

Your Signature:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

Exhibit A-10

CERTIFICATE OF TRANSFER

U.S. Bank Trust Company, National Association

Global Corporate Trust

333 Thornall St.

Edison, New Jersey 08837

Attention: Adina M. Casper

Re: Carpenter Technology Corporation 5.625% Senior Notes due 2034 (the “Notes”)

Reference is hereby made to that certain Indenture dated November 20, 2025, by and between Carpenter Technology Corporation (the “Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note/Notes or interest in such Note/Notes (the “Book-Entry Interest”) specified in Annex A hereto, in the principal amount of $_____________ in such Note/Notes or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transfer is Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933 (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book- Entry Interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A to whom notice was given that the Transfer was being made in reliance on Rule 144A and such Transfer is in compliance with any applicable securities laws of any state of the United States or any other jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Rule 144A Global Note and/or the Rule 144A Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transfer is pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Regulation S under the Securities Act; (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer printed on the Regulation S Global Note and/or the Regulation S Definitive Note and contained in the Securities Act, the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction.

Exhibit A-11

3. ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 or Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Restricted Notes Legend.

4. ☐ Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction; (ii) the Transferor is not (and during the three months preceding the Transfer was not) an Affiliate of the Issuer, (iii) at least one year has elapsed since such Transferor (or any previous transferor of such Book-Entry Interest or Definitive Note that was not an Affiliate of the Issuer) acquired such Book-Entry Interest or Definitive Note from the Issuer or an Affiliate of the Issuer, and (iv) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Rule 144A Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Rule 144A Global Note and/or the Rule 144A Definitive Note and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _________________________

Exhibit A-12

ANNEX A TO CERTIFICATE OF TRANSFER

1.            The Transferor owns and proposes to transfer the following: CHECK ONE:

(a) ☐ a Book-Entry Interest held through DTC Account No. _____, in the:

(i) ☐ Rule 144A Global Note ([CUSIP/ISIN] __________); or

(ii) ☐ Regulation S Global Note ([CUSIP/ISIN] __________);. or

(b) ☐ a Rule 144A Definitive Note; or

(c) ☐ a Regulation S Definitive Note.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a Book-Entry Interest through DTC Account No. _____ in the:

(i) ☐ Rule 144A Global Note ([CUSIP/ISIN] _________); or

(ii) ☐ Regulation S Global Note ([CUSIP/ISIN] ________) or

(b) ☐ a Rule 144A Definitive Note; or

(c) ☐ a Regulation S Definitive Note.

Exhibit A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Global Note is ___________ DOLLARS ($___________). The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*            This schedule should be included only if the Note is issued in global form.

Exhibit A-14